      As Filed with the Securities and Exchange Commission on May 9, 1997

                                                Registration No. 333--------
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                    -------------------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                    -------------------------------------

                               MAGNA GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                        37-0996453
 (State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                        Identification No.)
                                ONE MAGNA PLACE
                       1401 SOUTH BRENTWOOD BOULEVARD
                      ST. LOUIS, MISSOURI  63144-1401
                               (314) 963-2500
              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              G. THOMAS ANDES
           CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              ONE MAGNA PLACE
                     1401 SOUTH BRENTWOOD BOULEVARD
                    ST. LOUIS, MISSOURI  63144-1401
                             (314) 963-2500
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                 --------------------------------------------

                       Copies of all correspondence to:
                         GERARD K. SANDWEG, JR., ESQ.
                               THOMPSON COBURN
                            ONE MERCANTILE CENTER
                          ST. LOUIS, MISSOURI 63101
                                (314) 552-6000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ X ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.  [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement from the same offering.  [   ]

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  [   ]

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
  Title of each class of                                                                  Proposed
    securities to be             Amount to be          Proposed maximum               maximum aggregate     Amount of registration
      registered                  registered        offering price per share<F2>      offering price<F2>              fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$2.00 par value<F1>             600,000 shares                 $29.50                         $17,700,000.00          $5,363.64
====================================================================================================================================

<F1> Includes one attached Preferred Share Purchase Right per share.
<F2> Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of Magna Common Stock, $2.00 par value, reported on the New York Stock Exchange on May 8, 1997.

             ----------------------------------------------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

PROSPECTUS

                       MAGNA GROUP, INC. 1997
                       DIVIDEND REINVESTMENT
                      AND STOCK PURCHASE PLAN
                         600,000 SHARES OF
                            COMMON STOCK
                            $2 PAR VALUE
                             PER SHARE


        Magna Group, Inc., a Delaware corporation ("Magna"), is offering through its 1997 Dividend Reinvestment and Stock Purchase Plan (the "Plan") a method of purchasing additional shares of common stock, $2.00 par value, of Magna (the "Common Stock") through the reinvestment of cash dividends and, at the option of a participant in the Plan (the "Participant"), through the investment of optional cash payments from $25 to $5,000 per month. All holders of Common Stock (collectively referred to as the "Stockholders" and individually referred to as the "Stockholder") are eligible to join the Plan including Stockholders whose shares are held in the name of a broker, bank or other nominee (i.e. "street name"). The Plan is set forth in this Prospectus.

       This Prospectus relates to 600,000 shares of Common Stock available for issuance under the Plan. This Prospectus should be retained for future reference.

       Common Stock purchased under the Plan will be, at Magna's discretion, either newly issued shares, shares of treasury stock held by Magna or shares purchased for Participants in the open market, or a combination of the foregoing. Newly issued shares and treasury shares will be purchased directly from Magna. The price to be paid for newly issued shares and treasury shares will be at an average market price, determined as provided in the Plan.

       If Magna elects to utilize outstanding shares of Common Stock, the Common Stock offered through the Plan that is purchased for Participants in the open market will be purchased by an agent independent of Magna (the "Agent") on any securities exchange where the Common Stock is traded, in the over-the-counter market or through negotiated transactions. The timing of such purchases is at the discretion of the Agent, subject to applicable requirements of federal securities laws. In the case of each purchase of Common Stock in the open market or through negotiated transactions, the price to Participants of shares of Common Stock will be the average of the actual cost per share of all shares then being purchased by the Agent for the Plan.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                  The date of this Prospectus is May 9, 1997.

                           AVAILABLE INFORMATION

      Magna is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Magna can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports and other information concerning Magna can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which the Common Stock is listed.

      Magna has filed a Registration Statement (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. The Registration Statement may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from such office upon payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including Magna) that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.


            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission pursuant to applicable statutes are incorporated herein by reference:

      (a) Magna's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

      (b) Magna's Current Report on Form 8-K dated March 4, 1997 and Current Report on Form 8-K/A dated May 1, 1997.

      (c) The description of Magna Common Stock set forth in Item 1 of Magna's Registration Statement on Form 8-A, filed November 4, 1996.

      (d) The description of Magna Preferred Stock Purchase Rights set forth in Item 1 of Magna's Registration Statement on Form 8-A, filed November 4, 1996.

      All documents filed by Magna pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, and all amendments or supplements filed with respect to the documents listed in (a), (b), (c) and (d) above, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Copies of all documents incorporated by reference into this Prospectus, other than exhibits to such documents (unless the exhibits are specifically incorporated by reference into such documents), will be provided without charge to each person to whom this Prospectus is delivered, upon oral or written request by such person to Gary D. Hemmer, Executive Vice President, Administration, Magna Group, Inc., One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144-1401, telephone: (314) 963-2500.

      No person has been authorized in connection with this offering to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Magna or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                     MAGNA

      Magna was organized in 1974 and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Magna currently owns, directly or indirectly, all of the capital stock of two national banks, three Iowa state banks and one federal savings bank that operate from more than 130 community banking locations serving Illinois, Missouri and Iowa. Magna also owns certain other nonbanking subsidiaries including, a trust company, a student loan company and brokerage and insurance subsidiaries.

      Magna primarily serves consumers and small-to-midsized businesses in its markets as a "super community bank," a company whose business centers on a customer-focused community banking orientation, has cost efficiencies that do not compromise quality and offers a broad product line that permits a full-service customer relationship. As of March 31, 1997, Magna reported, on a consolidated basis, total assets of $6.8 billion, deposits of $5.2 billion, loans of $4.3 billion and stockholders' equity of $602.8 million. Magna had 33,111,546 shares of its Common Stock issued and outstanding as of March 31, 1997.

      The principal executive offices of Magna are located at One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144 (telephone number (314) 963-2500).

                                  THE PLAN

      Stockholders may enhance their investment by participating in the Plan. Under the Plan, Participants may automatically invest dividends payable on Common Stock in Common Stock and may make voluntary cash payments for investment in Common Stock. The following question and answer statements constitute the provisions of the Plan.

PURPOSE

1.    WHAT IS THE PURPOSE OF THE PLAN?

      The Plan offers Stockholders a convenient and economical method of increasing their ownership of Common Stock. Once a Participant is enrolled in the Plan, cash dividends and any optional cash payments made by the Participant will be used to purchase additional shares of Common Stock within 30 days of receipt of the funds except where later investment is necessary to comply with Rule 10b-6 of the Exchange Act, or other provisions of the federal securities laws. Full reinvestment of dividend funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to Participants' accounts. Dividends on such fractions of, as well as on full, shares will be credited to Participants' accounts. Under the Plan, Magna, and not the Participants, will pay brokerage fees, commissions, service charges or other expenses associated with the purchase of Common Stock for Participants.

      To the extent Common Stock is purchased from Magna, Magna will receive additional funds to finance the continuing operations of Magna and its subsidiaries. The Plan offers eligible holders an opportunity to invest conveniently for the long-term. The Plan is not intended to provide a mechanism for generating short-term profits or engaging in other strategies involving rapid turnover of shares or proliferation of accounts. Magna accordingly reserves the right to refuse to allow participation in the Plan and/or to modify, suspend or terminate participation by otherwise eligible Stockholders who engage in, or who Magna believes may engage in, such practices or other practices deemed by Magna to be inconsistent with the purposes of the Plan or detrimental to the Plan or other Participants.

ADVANTAGES

2.     WHAT ARE THE ADVANTAGES OF THE PLAN?

       Participants in the Plan may:

       -- Reinvest all or any portion of their dividends on shares of Common
          Stock automatically.

       -- Invest additional cash, up to $5,000 per month, in Common Stock.
          Optional cash purchases may be made on a transaction-by-transaction basis by check or money order or on an automatic basis each month by means of preauthorized electronic fund transfers from a U.S. financial institution.

       -- Avoid charges for brokerage commissions, fees, service charges or other expenses on all investments under the Plan.

       -- Invest the full amount of all dividends and optional cash payments because the Plan allows fractions of a share to be held under the Plan.

       -- Avoid cumbersome safekeeping requirements through the free custodial service under the Plan.

       -- Avoid inconvenience and expense of recordkeeping through the free reporting provisions of the Plan.

ADMINISTRATION

3.     WHO WILL ADMINISTER THE PLAN?

       Magna Trust Company (the "Trust Company") will serve as administrator of the Plan, performing such functions as keeping a continuing record of Participants' accounts, directing the Agent to purchase shares for the Participants, advising Participants of purchases and performing other duties related to the Plan as they appear herein. Common Stock purchased for the accounts of Participants will be registered in the name of the Trust Company or in the name of its nominee or nominees as custodian for Participants in the Plan. If the Trust Company ceases to serve as custodian, its successor will be designated by Magna. Information on how to contact the Trust Company is set forth in the response to Question 29.

       Neither the Trust Company nor its nominee or nominees shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth herein or for any good faith omission to act, including, without limitation, failure to terminate a Participant's account prior to receipt of written notice of their death or with respect to the timing or the price of any purchase.

4.     HOW IS COMMON STOCK PURCHASED FOR PARTICIPANTS?

       If Magna elects to utilize outstanding shares of Common Stock to satisfy Plan requirements, Magna will timely notify the Trust Company and the Agent of such decision, and the Agent will purchase shares for all Participants in the open market. The timing of purchases is at the sole discretion of the Agent, subject to applicable requirements of federal securities laws. In making purchases of Common Stock, the funds of a Participant may be commingled with those of other Participants. Accordingly, the price at which Common Stock will be purchased for a Participant's account will be the average price of all Common Stock purchased under the Plan for all Participants at such time. The Agent will make every effort to invest available funds promptly, and, in no event, more than thirty (30) days after the Agent's receipt of a dividend or an optional cash payment, except where postponement is deemed necessary to comply with applicable provisions of the federal securities laws.

       If open market purchases are not made, the shares issued under the Plan will be original issue shares of Common Stock or treasury stock purchased directly from Magna.

       NO INTEREST WILL BE PAID ON ANY FUNDS HELD PENDING INVESTMENT.

PARTICIPATION

5.     WHO IS ELIGIBLE TO PARTICIPATE?

       All Stockholders are eligible to participate in the Plan, including all owners of Common Stock whose shares are registered in a name other than their own (for example, the name of a broker, bank or other nominee). However, in order to make optional cash payments, a Participant must be a Stockholder of record.

6. MUST A STOCKHOLDER AUTOMATICALLY INVEST DIVIDENDS IN ORDER TO PURCHASE SHARES OF COMMON STOCK WITH VOLUNTARY PAYMENTS PURSUANT TO THE PLAN?

       Yes. In order to make voluntary cash payments for investment in Common Stock, a Stockholder must automatically invest in Common Stock the dividends payable on Common Stock.

7.     MUST A STOCKHOLDER PARTICIPATE IN THE PLAN USING ALL CASH
       DIVIDENDS PAID ON ALL COMMON STOCK OWNED OF RECORD?

       No. Participants in the Plan may participate with all or some of their cash dividends paid on Common Stock owned of record by either electing to reinvest all of their quarterly dividends in Common Stock or specifying a fixed percentage of their dividends to reinvest in the appropriate place on the Authorization Card.

       All dividends on all shares held for a Participant's account under the Plan, whether such shares were acquired by investment of dividends or upon investment of voluntary payments, will be reinvested in shares of Common Stock.

8.     HOW DO ELIGIBLE PERSONS PARTICIPATE?

       An eligible Stockholder may join the Plan at any time by completing an Authorization Card and returning it to the Trust Company. Authorization Cards may be obtained by written request to the Trust Company or by telephoning the Trust Company at the appropriate address or telephone number listed in the response to Question 29.

       If shares are registered in the name of a broker, bank or other nominee (i.e., "street name") on behalf of a beneficial owner (the "Beneficial Owner"), the Beneficial Owner may participate in the Plan either by having:

           (i) the shares of Common Stock registered directly in the name of the Beneficial Owner and signing and returning an Authorization Card to the Trust Company, or

           (ii) the broker, bank or other nominee participate in the Plan on behalf of the Beneficial Owner by signing and returning an Authorization Card to the Trust Company.

       An optional cash payment in the form of a check or money order may be sent to the Trust Company with the Authorization Card when joining the Plan. Checks and money orders should be made payable to Magna Trust Company. A Participant also may authorize automatic monthly optional cash payments by electronic funds on an Authorization Card when joining the Plan. Optional cash purchases will be made in accordance with the procedures described in Questions 12, 13, 14, 15 and 16.

9.     WHEN MAY AN ELIGIBLE PERSON JOIN THE PLAN?

       A Stockholder may join the Plan at any time.

       If the Trust Company receives a properly completed Authorization Card at least two days prior to the record date for the payment of the next cash dividend, then the dividends paid on such date will be used to purchase additional shares of Common Stock. If such Authorization Card is not received at least two days prior to the record date for the next cash dividend, dividend reinvestments will not start until the payment of the next following cash dividend.

10.    WHAT DOES AN AUTHORIZATION CARD AUTHORIZE?

       An Authorization Card authorizes the Trust Company, on behalf of the Participant, to receive all cash dividends or any specified fixed percentage of cash dividends on the shares of Common Stock registered in the Participant's name and on all shares of Common Stock acquired for the Participant in the Plan, and to use these cash dividends to purchase shares of Common Stock either from Magna or through the Agent. An Authorization Card also authorizes the Trust Company to use any timely received optional cash payments to purchase shares of Common Stock either from Magna or through the Agent for the Participant in the Plan. Any such authorization shall continue until it is withdrawn by the Participant.

       A Participant shall have no right to direct checks or drafts against their account or give instructions to the Trust Company with respect to any shares or cash held therein except as expressly provided herein.

11.    MAY A PARTICIPANT CHANGE THEIR METHOD OF PARTICIPATION AFTER ENROLLMENT?

       Yes. Participants may change their investment option at any time by signing a new Authorization Card and returning it to the Trust Company as provided under Question 29.

       If a Participant elects to participate through the reinvestment of all dividends but later decides to reduce the amount of dividends to be reinvested, an Authorization Card indicating a change of options must be received by the Trust Company at least two days prior to a particular dividend record date in order to stop any unwanted reinvestment of dividends paid on that dividend payment date. For information on the method for terminating participation in the Plan, see Question 19.

PURCHASES

12. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS AND WHAT IS THE SOURCE OF SHARES PURCHASED UNDER THE PLAN?

       The number of shares purchased will depend on the amount of a Participant's cash dividend, optional cash payment and the purchase price of the shares. Each Participant's account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount invested divided by the purchase price.

       Common Stock purchased under the Plan will be, at Magna's discretion, either newly issued shares, shares of treasury stock held by Magna or shares purchased for Participants in the open market, or a combination of the foregoing. Newly issued shares and treasury shares will be purchased directly from Magna. The decision to purchase shares for Participants in the open market will be made by Magna based upon general market conditions, the relationship between purchase price and book value per share, regulatory requirements and other factors. In the case of each purchase of Common Stock for Participants, Magna will timely notify the Trust Company and the Agent of the source from which Common Stock is to be purchased.

13.    WHEN WILL SHARES OF COMMON STOCK BE PURCHASED UNDER THE PLAN?

       When Common Stock is purchased from Magna, purchases made with dividend payments will be made on the dividend payment date with dividends paid on such date. Purchases of Common Stock made with voluntary payments will be made on the 1st and 15th days of the month with optional cash payments received at least two days prior to such dates.

       When shares are purchased in the open market, the Agent will use dividends paid on a dividend payment date to purchase shares in the open market as soon as practical and within 30 days after that dividend payment date, unless a longer period is necessary or advisable because of federal securities laws or the Agent will use cash received from Participants at least two days prior to the 1st and 15th days of the month to make purchases within 30 days after such dates, unless a longer period is necessary or advisable because of federal securities laws, as the case may be. In either case, open market purchases may be made on any securities exchange where shares of the Common Stock are traded, in the over-the-counter market or in negotiated transactions and may be subject to such terms with respect to price, delivery and other matters as the Agent may agree to. Neither Magna nor any Participant shall have the authority to direct the time, price or manner of such open market purchases, or the selection of the broker or dealer through or from whom purchases are to be made.

       All optional cash payments received by the Trust Company pursuant to Authorization Cards also are used to purchase additional Common Stock during the relevant investment period, although the actual transfer to the Trust Company during the relevant investment period occurs three business days prior to the first day of the investment period (such transfer day being referred to herein as the "electronic transfer date").

       No dividend will be earned on shares purchased under the Plan until the dividend payment date following the date of purchase of those shares.

14.    WHAT IS THE PRICE OF THE SHARES PURCHASED UNDER THE PLAN?

       Newly issued shares and treasury shares of Common Stock purchased under the Plan from Magna will be purchased at a price per share equal to the average of the closing sale prices of the Common Stock reported on the New York Stock Exchange ("NYSE") for the five trading days immediately preceding the date of such purchase. If there is no trading in the Common Stock on the NYSE (or if trading is halted or suspended) for a substantial amount of time during any trading day during the five-day period or if publication of the closing sale price of the Common Stock on any such trading day does not take place or contains a reporting error, the purchase price of shares purchased from Magna shall be determined by Magna on the basis of such market quotations as it shall deem appropriate. No shares will be purchased from Magna under the Plan at less than their par value ($2.00 per share).

       In the case of each purchase of Common Stock for Participants in the open market or through negotiated transactions made for Participants, the price at which the Agent shall be deemed to have acquired shares for an individual Participant's account shall be the average price of all shares purchased at that time by it for all Participants in the Plan with their aggregate funds used for such purchase.

15.    ARE ANY FEES OR EXPENSES INCURRED BY PARTICIPANTS IN THE PLAN?

       Magna will pay all administrative costs of the Plan. Participants will pay no brokerage commissions, fees, expenses or service charges under the Plan in connection with purchases under the Plan; provided, however, a Beneficial Owner may be required to pay a fee to a broker, bank or other nominee participating on behalf of such Beneficial Owner. When shares are sold by the Agent for a Participant, the Participant will be responsible for any commissions, fees, expenses, service charges or other expenses incurred pursuant to the sale of such shares.

       No service fees will be charged to Participants making optional cash purchases through electronic fund transfers. However, Participants will be charged the Trust Company's prevailing fees for dishonored checks and failed electronic fund transfers due to insufficient funds.

OPTIONAL CASH PAYMENTS

16.    HOW ARE OPTIONAL CASH PAYMENTS MADE?

       Participants may make optional cash payments of not less than $25 for any month and not more than $5,000 for any month by check, money order or electronic fund transfer. Optional cash payments by means of check or money order must be payable to the Trust Company and mailed to the Trust Company together with a Remittance Form for optional cash payments furnished for that purpose, except that when enrolling in the Plan an optional cash payment may be made by the Participant by enclosing a check or money order with the Authorization Card. Electronic fund transfers pursuant to an Authorization Card do not commence until the electronic transfer date which first follows by at least three business days the Trust Company's receipt of the properly completed Authorization Card. An "electronic transfer date" is the date three business days prior to either an investment date (when Plan purchases are made directly from Magna) or the first day of an investment period (when Plan purchases of Common Stock are being made on the open market), and represents the date on which electronic fund transfers authorized by Authorization Cards are received by the Trust Company on behalf of Participants.

       An Authorization Card permits Participants to make optional cash purchases of Common Stock on a monthly basis without the need to write a check or money order for each purchase. On the Authorization Card a Participant can authorize a U.S. financial institution holding funds of the Participant to transfer a designated amount each month from the Participant's account at the financial institution to the Trust Company for use in purchasing additional Common Stock. To initiate optional cash purchases through electronic fund transfer, a Participant must send to the Trust Company, at the address given in Question 29, a properly completed Authorization Card and include as an attachment thereto a voided blank check for the account the funds are to be transferred from. Automatic fund transfers authorized by an Authorization Card will continue until changed or terminated. An Authorization Card may be modified or terminated only by submitting a new Authorization Card to the Trust Company. Changes with respect to electronic transfers effected by a new Authorization Card will not take effect until the electronic transfer date that first follows by at least three business days the Trust Company's receipt of the properly completed new Authorization Card.

       An Authorization Card may be obtained by any one of the means set forth at Question 8.

       Participants are not assessed a service charge for electronic fund transfers processed by the Trust Company for optional cash purchases. However, the financial institution designated by a Participant on an Authorization Card may charge a fee for participating in the electronic fund transfer. Participants are encouraged to consult with their financial institution.

       Remittance Forms will be sent to Participants as a part of their advice of transactions (see Question 17) following months in which a Participant has made purchases under the Plan. Additional Remittance Forms may be requested from the Trust Company at the address and telephone number listed in Question
29. The same amount of money need not be sent each time, subject to the minimum and maximum payment levels, and there is no obligation to make optional cash payments.

REPORTS TO PARTICIPANTS

17.    WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

       Following each purchase, the Trust Company will send to each Participant whose funds have been applied to such purchase an advice of transactions in their account since the last prior purchase for their account. Such advice of transactions will show the number of shares purchased and their cost. Each Participant will receive a statement on a quarterly basis showing all transactions during that period of time, including the balance of the current shares in the account. No reports or statements will be sent by the Trust Company to Beneficial Owners.

       Each Participant, by participating in the Plan, agrees to notify the Trust Company promptly in writing of any change of address. Notices to a Participant may be given by letter addressed to the Participant at their last address of record with the Trust Company.

CERTIFICATES FOR SHARES

18. WILL CERTIFICATES BE ISSUED FOR THE COMMON STOCK PURCHASED FOR THE PARTICIPANTS IN THE PLAN?

       Normally, certificates for Common Stock purchased under the Plan will not be issued to Participants in their names but will be registered in the name of the Trust Company or its nominee and credited to Participants' Plan accounts. However, upon a Participant's written request or withdrawal from the Plan as provided in Question 19, certificates for any number of whole shares credited to the Participant's account will be issued in the recordholder's name and delivered to the Participant. Upon withdrawal from the Plan, a Participant will receive cash in lieu of any fractional interest at the then current market value of Common Stock on the day such withdrawal becomes effective determined by the closing sale price reported on the NYSE. No certificates for fractional shares will be issued.

       Requests for certificates will be handled without charge to Participants. After delivery of a certificate, a Participant will continue to participate in the Plan with shares represented by such certificates until such time as the shares are sold or otherwise transferred or until the Participant terminates participation in the Plan. Any fractional or whole shares remaining after such delivery will continue to be credited to the Participant's Plan account.

WITHDRAWAL

19.    HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

       Participants may at any time terminate their participation in the Plan by notifying the Trust Company in writing at the address provided under Question 29.

       If a notice of termination is not received at least two days prior to the record date for the next dividend, that dividend will be reinvested for their account, but all subsequent dividends on those shares will be paid to the withdrawing Participant. With respect to optional cash payments, any optional cash payment received by the Trust Company before it receives a Participant's notice of termination will be invested for their account unless they specifically request return of the payment by written request received by the Trust Company at least 2 days prior to the next purchase date.

       Upon termination, a Participant will receive a certificate for all full shares in their account unless they elect to receive cash. If they elect to receive cash, the Trust Company will sell such shares and send the proceeds, minus applicable fees, to the Participant provided the Participant's signature on the written request is properly guaranteed. Either Magna or the Trust Company may terminate any Participant's account at any time at its discretion. In any case, the Participant will receive cash in lieu of any fractional interest in a share at the market value of Common Stock to be determined by the closing sale price on the day such withdrawal or termination becomes effective as reported by the NYSE. If a Participant, under the Plan, disposes of all shares registered in their name on the books of Magna, the Trust Company will continue to invest the dividends on the shares in their account, unless otherwise notified in writing by that Participant.

20.    WHEN MAY FORMER PARTICIPANTS REJOIN THE PLAN?

       Generally, a former Participant may again become a Participant at any time. However, Magna and the Trust Company reserve the right to reject any Authorization Card from a previous Participant on grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

OTHER INFORMATION

21. WHAT HAPPENS TO THE PARTICIPANT'S PLAN ACCOUNT IF MAGNA ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

       Stock splits on Common Stock applicable to shares held for the Participant under the Plan will be credited to their account. Stock dividends on Common Stock applicable to shares belonging to a Participant in the Plan, whether held in their account or in their own name, will be credited to their account.

22. WHAT HAPPENS TO THE PARTICIPANT'S PLAN ACCOUNT IF MAGNA MAKES AVAILABLE TO HOLDERS OF COMMON STOCK RIGHTS TO PURCHASE ADDITIONAL SECURITIES?

       In the event that Magna makes available to its holders of Common Stock rights to purchase additional shares, debentures or other securities, the Agent will sell such rights accruing to the shares held for the Participants' accounts, and the resultant funds will be invested in Common Stock as provided in the Plan.

23.    HOW WILL PARTICIPANTS' COMMON STOCK BE VOTED AT MEETINGS OF
       STOCKHOLDERS?

       For each meeting of Stockholders, Participants will receive proxies which will enable them to vote shares of Common Stock credited to the Participants' accounts. If a Participant does not direct the Trust Company as to how they wish their shares to be voted, the Trust Company will not vote such shares.

24.    MAY THE PLAN BE CHANGED OR DISCONTINUED?

       Magna reserves the right to supplement, amend or terminate the Plan at any time by mailing appropriate notice of any such supplementation, amendment or termination of the Plan at least 30 days prior to the effective date thereof to each Participant at their last address of record with the Trust Company. The amendment or supplement shall conclusively be deemed to be accepted by the Participant unless, prior to the effective date thereof, the Trust Company receives written notice of termination of the account. Any such amendment may include the appointment by Magna of a successor administrator or administrators under this Plan provided such successor is a bank or trust company organized under the laws of the United States or any state thereof. Magna and the Trust Company are authorized to pay to such successor administrator for the account of each Participant in the Plan all dividends and distributions payable on shares of Common Stock in their name or in their account, and cash payments will be applied by such successor administrator as provided in this Plan. Termination of the Plan will have the same effect and be accomplished as to each Participant in the same manner as if the Participant had completely withdrawn from participation in the Plan. This Plan is an amendment to the prior Dividend Reinvestment Plan and Stock Purchase Plan (the "Prior Plan") and will replace the Prior Plan upon exhaustion of all shares reserved pursuant to the Prior Plan.

25.    WHO INTERPRETS AND REGULATES THE PLAN?

       Magna reserves the right to interpret and regulate the Plan as it deems desirable or necessary. Neither Magna, the Trust Company nor the Agent, in administering, interpreting or performing their duties under the Plan, will be liable for any act done or omitted to be done in good faith, including, without limitation, any act giving rise to a claim of liability arising from
(i) the times and prices at which shares are purchased or sold for a Participant's account or (ii) fluctuations in the market price of the Common Stock.

       A PARTICIPANT SHOULD RECOGNIZE THAT NEITHER MAGNA, THE TRUST COMPANY NOR THE AGENT CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE COMMON STOCK PURCHASED UNDER THE PLAN.

26. MUST CURRENT PARTICIPANTS IN THE PRIOR PLAN COMPLETE AN AUTHORIZATION CARD TO PARTICIPATE IN THE PLAN?

       No. Participants under the Prior Plan will continue to have dividends reinvested or optional cash purchases made according to the instructions given by them under the Prior Plan unless they change their method of investing by completing and returning a new Authorization Card or terminate their participation as provided under the Prior Plan. If a Participant in the Prior Plan fails to terminate their account under the Prior Plan, they shall be deemed to accept the terms and conditions of the Plan.

TAX RESPONSIBILITY

27.    WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE
       PLAN?

       Reinvested Dividends. When purchases of Common Stock with reinvested dividends are made directly from Magna, a Participant should include in gross income a dividend equal to the number of shares (including fractional shares) of Common Stock so purchased multiplied by the fair market value (as defined below) of a share of Common Stock on the investment date. A Participant's basis in such shares also will equal the fair market value of the shares on the investment date.

       For purposes of this Question 27, the "fair market value" of a share of Common Stock on the investment date must be determined under the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Internal
Revenue Service regulations. Under those regulations, if the Common Stock trades on the investment date, the fair market value of a share of Common Stock is the average of the high and low sales prices of a share of Common Stock as reported on the NYSE for that date. If the Common Stock does not trade on that date, the fair market value of a share of Common Stock is the weighted average of the mean of the high and low sales prices of a share of Common Stock on the nearest trading date before and after the investment date. By contrast, the purchase price per share of Common Stock paid by the Trust Company for Common Stock purchased from Magna is determined by averaging the high and low sale prices of a share of Common Stock over the five consecutive trading day period ending on and including the relevant investment date. As a result, it is possible that the fair market value of a share of Common Stock (as determined under the Code and applicable regulations) could exceed the per share price actually paid by the Trust Company (as determined during the five-day averaging period). If this occurs, the amount of dividend includible in a Participant's gross income and reported to the Internal Revenue Service for federal income tax purposes would exceed the amount of dividend actually paid and reinvested on behalf of the Participant pursuant to the Plan.

       When the Agent purchases shares of Common Stock on the open market with reinvested dividends, a Participant should include in gross income an amount equal to the dividend reinvested plus any allocable brokerage commission. A Participant's basis in shares acquired in the open market also will be the amount of the dividend reinvested plus any allocable brokerage commission.

       Optional Cash Payments. When purchases of Common Stock with optional cash payments are made directly from Magna, a Participant should include in gross income a dividend equal to the excess, if any, of the fair market value (as defined above) of such shares on the investment date over the amount of the optional cash payment. A Participant's basis in such shares also will equal the fair market value of the shares on the investment date.

       Alternatively, when the Agent purchases shares of Common Stock on the open market with optional cash payments, a Participant will recognize dividend income in the amount of any allocable brokerage commission. A Participant's basis in shares acquired in the open market will be the amount of the optional cash payment invested plus any allocable brokerage commission.

       The dividends-received deduction applicable to corporations generally equals 70 percent of the dividends received. Corporate stockholders should be aware that the Code contains rules limiting the availability of the dividends-received deduction including, but not limited to, rules applicable to indebtedness directly attributable to the investment in the stock and rules relating to a stockholder's holding period for the stock.

      A Participant will not recognize income, gain or loss when receiving certificates for whole shares credited to his or her Plan account, either upon a request for such certificates or upon withdrawal from or termination of the Plan. However, if a Participant, upon withdrawal from or termination of the Plan, requests that the Agent sell any shares (including any fractional share) of Common Stock, the Participant will recognize gain (or loss) in an amount equal to the difference between the net proceeds of the sale and the Participant's basis in the shares sold. Such gain or loss will be capital in character if such shares are a capital asset in the hands of the Participant.

       The holding period for all shares of Common Stock purchased through participation in the Plan commences on the day following the relevant investment date.

       Statements of account will be received by a Participant following each purchase of Common Stock for a Plan account. The statements of account will show for all such purchases the per share price paid by the Trust Company or the Agent, as the case may be, for the Common Stock (which will include brokerage commissions in the case of Common Stock purchased in the open market). In the case of Common Stock purchased directly from Magna with reinvested dividends, the statements of account will additionally show the fair market value of the Common Stock so purchased. IRS Form 1099-DIV (or an IRS successor form) mailed to Participants following year-end will report dividend income based on the fair market value of Common Stock, as determined for federal income tax purposes, plus any allocable brokerage commission in the case of shares acquired in the open market.

       THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL PURPOSES ONLY. EACH PARTICIPANT IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE CONSEQUENCES TO HIM OR HER OF PARTICIPATING IN THE PLAN UNDER FEDERAL AND APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

28. HOW ARE THE UNITED STATES INCOME TAX WITHHOLDING PROVISIONS APPLIED TO FOREIGN SHAREHOLDERS?

       In the case of those foreign shareholders whose Common stock dividends are subject to United States federal income tax withholding, the amount of tax required to be withheld will be deducted from the dividend received for the Plan account of the foreign shareholder and the amount remaining will be reinvested in additional shares of Common Stock.

29.    WHERE SHOULD CORRESPONDENCE REGARDING THE PLAN BE DIRECTED?

       Correspondence regarding the Plan should be directed to the Trust Company at the following address:

       Magna Trust Company
       1 South Church Street
       Belleville, Illinois 62220
       Telephone:  (800) 900-4548
       Telecopy:  (618) 235-9656

30.    WHO BEARS THE RISK OF FLUCTUATIONS IN THE MARKET PRICE OF THE COMMON
       STOCK?

       A Participant's investment in Common Stock held in a Plan account is no different with regard to market risk than an investment in Common Stock held in certificate form. A Participant bears the risk of loss (and receives any benefit of gain) occurring by reason of fluctuations in the market price of Common Stock held in a Plan account.

       NEITHER MAGNA NOR THE TRUST COMPANY NOR THE AGENT CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON ANY SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN.


                                LEGAL MATTERS

      The legality of the shares of Common Stock offered hereby will be passed upon for Magna by Thompson Coburn, St. Louis, Missouri. Certain lawyers of Thompson Coburn, as of March 31, 1997 beneficially owned an aggregate of approximately 41,500 shares of Common Stock.

                                   EXPERTS

      The consolidated financial statements of Magna incorporated by reference in Magna's Annual Report on Form 10-K for the year ended
December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Homeland Bankshares Corporation ("Homeland"), Waterloo, Iowa for the fiscal year ended December 31, 1996, which are incorporated herein by reference to Magna's Current Report on Form 8-K/A dated May 1, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by this reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the estimated expenses payable by Magna in connection with the sale and distribution of the shares registered hereby:

           SEC registration fee                                   $ 5,363.64
           Accounting fees and expenses                            11,000.00
           Legal fees and expenses                                  7,000.00
           Cost of printing and engraving                           3,000.00
           Miscellaneous expenses                                     636.36

              Total                                               $27,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

       Article 12 of Magna's Certificate of Incorporation provides for the elimination of personal liability of directors of Magna to Magna and its stockholders for monetary damages arising from certain breaches of directors' duty of care. In addition, Article 12 provides for the indemnification of persons who are or were directors, officers, employees and agents of Magna or who are or were serving at the request of Magna in a similar capacity with another enterprise or entity to the fullest extent authorized by the Delaware General Corporation Law. Article 12 also authorizes Magna to purchase insurance for itself and indemnifiable persons against any expense, liability or loss whether or not Magna would have the power to indemnify such expense, liability or loss under the Delaware General Corporation Law.

       Magna maintains a liability insurance policy that indemnifies directors, officers, employees and agents of Magna. As part of its acquisition of Landmark Bancshares Corporation ("Landmark") in 1991, Magna assumed Landmark's obligations under indemnification agreements with Landmark's directors (including certain directors who are currently directors of Magna). In connection with the acquisition of River Bend Bancshares, Inc. ("River Bend") in February 1996 and the acquisition of Homeland in March 1997, Magna agreed to indemnify certain officers and directors of River Bend and Homeland, respectively, against certain claims or liabilities to which they may become subject.

ITEM 16.  EXHIBITS

       See Exhibit Index.

ITEM 17.  UNDERTAKINGS

       (a)   The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                        (iii) To include any material information with respect
                   to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, County of St. Louis, State of Missouri, on May 7, 1997.

                                    MAGNA GROUP, INC.


                                    By /s/ G. Thomas Andes
                                       ----------------------------------------
                                       G. Thomas Andes
                                       Chairman of the Board and
                                       Chief Executive Officer


       Each person whose signature appears below hereby constitutes and appoints G. Thomas Andes and Carolyn B. Ryseff, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents for him and on his behalf and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        Signature                   Title                                          Date
        ---------                   -----                                          ----

/s/ G. Thomas Andes                 Chairman of the Board,                     May 7, 1997
------------------------------      Chief Executive
G. Thomas Andes                     Officer and Director
Principal Executive Officer


/s/ Ronald A. Buerges               Executive Vice President and               May 7, 1997
------------------------------      Chief Financial Officer
Ronald A. Buerges
Principal Financial Officer--
Principal Accounting Officer


/s/ James A. Auffenberg, Jr.        Director                                   May 7, 1997
------------------------------
James A. Auffenberg, Jr.


/s/ Wayne T. Ewing                  Director                                   May 7, 1997
------------------------------
Wayne T. Ewing


                                    II-3

        Signature                   Title                                          Date
        ---------                   -----                                          ----



/s/ Donald P. Gallop                Director                                   May 7, 1997
------------------------------
Donald P. Gallop


/s/ Randall E. Ganim                Director                                   May 7, 1997
------------------------------
Randall E. Ganim


/s/ C.E. Heiligenstein              Director                                   May 7, 1997
------------------------------
C.E. Heiligenstein


/s/ John G. Helmkamp, Jr.           Director                                   May 7, 1997
------------------------------
John G. Helmkamp, Jr.


/s/ Carl G. Hogan, Sr.              Director                                   May 7, 1997
------------------------------
Carl G. Hogan, Sr.


/s/ Franklin A. Jacobs              Director                                   May 7, 1997
------------------------------
Franklin A. Jacobs


                                    Director
------------------------------
S. Lee Kling


/s/ Ralph F. Korte                  Director                                   May 7, 1997
------------------------------
Ralph F. Korte


/s/ Erl A. Schmiesing               Director                                   May 7, 1997
------------------------------
Erl A. Schmiesing


/s/ Douglas K. Shull                Director                                   May 7, 1997
------------------------------
Douglas K. Shull


/s/ Frank R. Trulaske               Director                                   May 7, 1997
------------------------------
Frank R. Trulaske


/s/ Dr. George T. Wilkins, Jr.      Director                                   May 7, 1997
------------------------------
Dr. George T. Wilkins, Jr.

                             MAGNA GROUP, INC.

                               EXHIBIT INDEX

  Exhibit
  Number                                        Description
  -------                                       -----------
   5.1                  Opinion of Thompson Coburn as to the legality of the securities being registered.

  23.1                  Consent of Ernst & Young LLP with regard to the use of its report on Magna's financial statements.

  23.2                  Consent of Deloitte & Touche LLP with regard to the use of its report on Homeland's financial statements.

  23.3                  Consent of Thompson Coburn (included in Exhibit 5.1)

  24.1                  Power of Attorney (included on signature page hereof)